Exhibit 99.2

2011 Executive Incentive Compensation Plan

On February 10, 2011, the Compensation Committee approved the 2011 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue and earnings targets are met for the first, second, third, and fourth quarters of 2011, the target cumulative payments to these executive officers under the 2011 Executive Incentive Compensation Plan will be as listed below. In addition, if revenue and earnings targets are exceeded by 10% or more, the target cumulative payments will be increased up to a maximum of 30%.

James R. Zarley
Chief Executive Officer $450,000

John Pitstick
Chief Financial Officer $250,000

Carl White
Chief Executive Officer — Europe £100,000

Scott P. Barlow
Vice President, General Counsel and Secretary $250,000

Peter Wolfert
Chief Technology Officer $250,000